808 Wilshire Boulevard, 2nd Floor T: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Douglas Emmett, Inc. Announces
2010 Fourth Quarter and Year-End Earnings Results
Reports FFO of $0.28 Per Diluted Share for the Quarter
and $1.24 Per Diluted Share for the Year

SANTA MONICA, CALIFORNIA – February 8, 2011 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced its 2010 fourth quarter and year-end financial results for the period ended December 31, 2010.

Financial Results
Funds From Operations (FFO) for the three months ended December 31, 2010 totaled $43.6 million, or $0.28 per diluted share, compared to $46.3 million, or $0.30 per diluted share, for the three months ended December 31, 2009.  For the year ended December 31, 2010, FFO totaled $194.4 million, or $1.24 per diluted share, compared to $198.1 million, or $1.27 per diluted share, for the year ended December 31, 2009.  These results include a charge to FFO from cash and non-cash swap termination costs totaling approximately $13.9 million, or $0.09 per diluted share, in the fourth quarter of 2010.

The Company reported a GAAP net loss attributable to common stockholders of ($5.2) million, or ($0.04) per diluted share, for the three months ended December 31, 2010, compared to a GAAP net loss attributable to common stockholders of ($8.9) million, or ($0.07) per diluted share, for the three months ended December 31, 2009.  For the year ended December 31, 2010, the Company reported a GAAP net loss attributable to common stockholders of ($26.4) million, or ($0.22) per diluted share, compared to ($27.1) million, or ($0.22) per diluted share, for the year ended December 31, 2009.

Same Property Net Operating Income (NOI) on a cash basis decreased 1.2% for the three months ended December 31, 2010 compared to the three months ended December 31, 2009.  Same Property NOI on a GAAP basis for the three months ended December 31, 2010 decreased 2.6% compared to the three months ended December 31, 2009.

Company Operations
Office:  Total leasing activity during the fourth quarter of 2010 totaled 781,375 square feet under 169 leases signed by the Company, which marks the Company’s seventh consecutive quarter of strong leasing velocity. Fourth quarter leasing volume compared favorably to the third quarter of 2010, which totaled 680,794 square feet under 190 leases.  Total leasing activity during the fourth quarter included 63 new leases signed by the Company covering 260,364 square feet, compared to 70 new leases covering 203,959 square feet in the third quarter of 2010.

Excluding the seven properties owned by the Company’s unconsolidated funds, the Company’s office portfolio was 89.6% leased and 88.1% occupied at December 31, 2010, compared to 89.9% leased and 88.7% occupied at September 30, 2010. The Company’s total office portfolio, including its fund-owned properties, was 88.6% leased and 86.9% occupied at December 31, 2010, compared to 88.9% leased and 87.4% occupied at September 30, 2010. Excluding the properties that the Company acquired during the year, occupancy declined by 200 basis points in 2010, in line with 2010 guidance. The occupied percentage represents the portion of the Company’s office portfolio that is leased except where the rent commencement date has yet to occur.

Douglas Emmett, Inc. Announces 2010 Fourth Quarter and Year-End Earnings Results

Company Operations (cont’d)
Same property office revenues, on a cash basis, decreased to $113.2 million in the fourth quarter of 2010 from $114.1 million in the fourth quarter of 2009.  Same property office expenses, on a cash basis, increased to $38.8 million in the fourth quarter of 2010 from $38.6 million in the fourth quarter of 2009.  Same property office revenues, on a GAAP basis, decreased to $120.1 million in the fourth quarter of 2010 from $122.4 million in the fourth quarter of 2009.  Same property office expenses, on a GAAP basis, increased to $38.8 million in the fourth quarter of 2010 from $38.6 million in the fourth quarter of 2009.

Multifamily:  Same property multifamily revenues, on a cash basis, increased to $16.3 million for the quarter ended December 31, 2010, from $16.1 million for the quarter ended December 31, 2009. Same property multifamily revenues, on a GAAP basis, increased to $17.2 million for the quarter ended December 31, 2010, from $17.0 million for the quarter ended December 31, 2009.

As of December 31, 2010, the Company’s multifamily portfolio was 99.2% leased, compared to 99.3% leased at September 30, 2010.

Cash Position
As of December 31, 2010, the Company had $272.4 million in cash and cash equivalents on hand compared to $72.7 million at December 31, 2009.

Financings
On November 1, 2010, the Company announced that it had obtained ten-year, cross-collateralized term loans aggregating $388.08 million.  The loans bear interest at a floating rate equal to one-month LIBOR plus 165 basis points. However, the Company has entered into interest rate swap contracts that effectively fix the interest rate at approximately 3.65% for seven years expiring on November 1, 2017.  The loans mature on November 2, 2020.  The term loans are secured by four of the Company’s multifamily properties in Brentwood and Santa Monica.  The loan proceeds fully repaid four loans totaling $388.08 million that were scheduled to mature on June 1, 2012.  The Company has also terminated the existing interest rate swap contracts that were scheduled to mature on August 1, 2011 and were related to the repaid loans.

On December 30, 2010, the Company announced that it had established an at-the-market “ATM” stock offering program through which, at its discretion, it may sell up to $250 million of its common stock from time to time over the next three years.  Douglas Emmett established this program as a prudent step to expand the Company’s future funding options.  Citi, Goldman Sachs & Co. and Morgan Stanley will act as the Company’s sales agents in the event the Company chooses to sell stock under this program.

Acquisitions
During the quarter, Wilshire Bundy Plaza, a class “A” office building totaling more than 310,000 square feet, was acquired through one of the Company’s funds for a contract price of $111 million, or approximately $358 per square foot.  The asset is located in the Company’s Brentwood submarket along the Wilshire Corridor.  In conjunction with this transaction, the Company’s fund assumed an amortizing term loan with a principal balance as of December 31, 2010 of approximately $56.2 million and a 5.67% interest rate. The loan matures on April 1, 2016.

Dividends
During the quarter, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per common share. The dividend was paid on January 14, 2011 to shareholders of record as of December 31, 2010. On an annualized basis, this represents a dividend of $0.40 per common share.

On January 12, 2011, the Company announced that none of the Company’s 2010 dividends will be classified as ordinary income or capital gains for United States federal income tax purposes.  100% of the Company’s 2010 dividends will be classified as a return of capital. Additional information on the taxability of Douglas Emmett’s Common Stock dividends can be found on the Investor Relations section of the Company website at www.douglasemmett.com.

Douglas Emmett, Inc. Announces 2010 Fourth Quarter and Year-End Earnings Results

Guidance
The Company will establish a full year 2011 FFO guidance range of $1.23 - $1.31 per diluted share in its February 9, 2011 conference call. This guidance is based upon assumptions concerning the Company’s 2011 debt refinancing program and other matters that will be discussed on the conference call.

Conference Call and Webcast Information
A conference call to discuss the Company’s 2010 fourth quarter and full year financial results is scheduled for Wednesday, February 9, 2011 at 2:00 pm Eastern Time or 11:00 am Pacific Time.  Interested parties can access the live call or the replay via the:

▪	Internet: Go to www.douglasemmett.com at least fifteen minutes prior to the start time of the call in order to register, download and install any necessary audio software.

▪	Phone: 877-298-7945 (U.S./Canada) or 706-758-2996 (International) – conference ID #5424610.

▪
Replay: A rebroadcast of the live call will be available for 90 days on the Company’s website, at www.douglasemmett.com. Alternatively, a digital replay will be available at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time, on Wednesday, February 9, 2011 through Wednesday, February 16, 2011 using 800-642-1687 (U.S./Canada), or 706-645-9291 (International) and conference ID #5424610.

Supplemental Information
Supplemental financial information for the Company’s 2010 fourth quarter and year-end financial results can be accessed on the Company’s website under the Investor Relations section at www.douglasemmett.com.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in Southern California and Hawaii. The Company’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  The Company focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities. The Company maintains a website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release are forward-looking statements based on our beliefs about, and assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

--tables follow--

Douglas Emmett, Inc. Announces 2010 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Investment in real estate:
Land	$851,679	$835,407
Buildings and improvements	5,226,269	5,017,569
Tenant improvements and lease intangibles	592,735	534,084
Investment in real estate, gross	6,670,683	6,387,060
Less: accumulated depreciation	(913,923)	(688,893)
Investment in real estate, net	5,756,760	5,698,167

Cash and cash equivalents	272,419	72,740
Tenant receivables, net	1,591	2,357
Deferred rent receivables, net	48,933	40,395
Interest rate contracts	52,528	108,027
Acquired lease intangible assets, net	9,356	11,691
Investment in unconsolidated real estate funds	110,920	97,127
Other assets	26,782	29,428
Total assets	$6,279,289	$6,059,932

Liabilities
Secured notes payable	$3,658,000	$3,258,000
Unamortized non-cash debt premium	10,133	15,459
Interest rate contracts	99,687	237,194
Accrued interest payable	12,789	26,263
Accounts payable and accrued expenses	45,004	46,630
Acquired lease intangible liabilities, net	110,244	139,340
Security deposits	31,850	32,501
Dividends payable	12,413	12,160
Total liabilities	3,980,120	3,767,547

Equity
Douglas Emmett, Inc. stockholders’ equity:
Common stock	1,241	1,216
Additional paid-in capital	2,332,307	2,290,419
Accumulated other comprehensive income (loss)	(58,765)	(126,202)
Accumulated deficit	(447,722)	(372,070)
Total Douglas Emmett, Inc. stockholders’ equity	1,827,061	1,793,363
Noncontrolling interests	472,108	499,022
Total equity	2,299,169	2,292,385
Total liabilities and equity	$6,279,289	$6,059,932

Douglas Emmett, Inc. Announces 2010 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009(1)
Revenues:
Office rental:
Rental revenues	$100,233	$98,898	$399,184	$406,117
Tenant recoveries	11,131	8,248	37,406	31,407
Parking and other income	17,236	15,266	66,110	65,243
Total office revenues	128,600	122,412	502,700	502,767

Multifamily rental:
Rental revenues	15,962	15,953	63,564	64,127
Parking and other income	1,216	1,056	4,580	4,166
Total multifamily revenues	17,178	17,009	68,144	68,293
Total revenues	145,778	139,421	570,844	571,060
Operating Expenses:
Office expenses	42,402	38,602	159,155	154,270
Multifamily expenses	4,729	4,562	18,327	17,925
General and administrative	9,410	5,992	28,305	23,887
Depreciation and amortization	57,156	54,288	225,030	226,620
Total operating expenses	113,697	103,444	430,817	422,702
Operating income	32,081	35,977	140,027	148,358
Gain on disposition of interest in unconsolidated real estate fund	―	―	―	5,573
Other income (loss)	537	439	1,191	(12)
Loss, including depreciation, from unconsolidated real estate funds	(1,457)	(2,050)	(6,971)	(3,279)
Interest expense	(37,599)	(45,643)	(166,907)	(184,797)
Acquisition-related expenses	(1)	―	(296)	―
Net loss	(6,439)	(11,277)	(32,956)	(34,157)
Less: Net loss attributable to noncontrolling interests	1,190	2,368	6,533	7,093
Net loss attributable to common stockholders	$(5,249)	$(8,909)	$(26,423)	$(27,064)
Net loss per common share – basic and diluted(2)	$(0.04)	$(0.07)	$(0.22)	$(0.22)
Weighted average shares of common stock outstanding – basic and diluted(2)	123,778	121,568	122,715	121,553

(1)
Douglas Emmett Fund X, LLC (Fund X) was deconsolidated from our financial statements as of the end of February 2009 and is presented on an unconsolidated basis beginning March 2009.  As a result, the consolidated operating results of Douglas Emmett, Inc. for 2009 presented above reflect the impact of the properties owned by Fund X only for the months of January and February 2009 on a consolidated basis.

(2)
Basic and diluted shares are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and include common stock plus dilutive equity instruments, as appropriate.  This amount excludes OP units and vested LTIP units (Long-Term Incentive Plan units that are limited partnership units in our OP), which are included in the non-GAAP calculation of diluted shares on the following page of this release.

Douglas Emmett, Inc. Announces 2010 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
FFO Reconciliation
(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Funds From Operations (FFO) (1)
Net loss attributable to common stockholders	$(5,249)	$(8,909)	$(26,423)	$(27,064)
Depreciation and amortization of real estate assets	57,156	54,288	225,030	226,620
Net loss attributable to noncontrolling interests	(1,190)	(2,368)	(6,533)	(7,093)
Gain on disposition of interest in unconsolidated real estate fund	―	―	―	(5,573)
Swap termination fee	(13,931)	―	(13,931)	―
Amortization of swap termination fee	3,495	―	3,495	―
Less: adjustments attributable to consolidated joint venture and unconsolidated investment in real estate funds	3,271	3,249	12,716	11,183
FFO	$43,552	$46,260	$194,354	$198,073

Weighted average share equivalents outstanding - fully diluted	156,902	155,657	156,488	155,561
FFO per share - fully diluted	$0.28	$0.30	$1.24	$1.27

(1)
We calculate funds from operations before noncontrolling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.  However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Douglas Emmett, Inc. Announces 2010 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Same Property Statistical and Financial Data
(unaudited and in thousands, except statistics)

	As of December 31,
	2010	2009
Same Property Office Statistics
Number of properties	49	49
Rentable square feet	11,891,541	11,889,282
% leased	89.6%	91.7%
% occupied	88.1%	90.6%

Same Property Multifamily Statistics
Number of properties	9	9
Number of units	2,868	2,868
% leased	99.2%	99.0%

	Three Months Ended December 31,
	2010	2009	% Favorable (Unfavorable)
Same Property Net Operating Income – GAAP Basis (1)(3)
Total office revenues	$120,059	$122,412	(1.9)%
Total multifamily revenues	17,178	17,009	1.0
Total revenues	137,237	139,421	(1.6)

Total office expense	(38,778)	(38,602)	(0.5)
Total multifamily expense	(4,729)	(4,562)	(3.7)
Total property expense	(43,507)	(43,164)	(0.8)

Same Property NOI - GAAP basis	$93,730	$96,257	(2.6)%

Same Property Net Operating Income - Cash Basis(1)(2)(3)
Total office revenues	$113,180	$114,053	(0.8)%
Total multifamily revenues	16,321	16,129	1.2
Total revenues	129,501	130,182	(0.5)

Total office expense	(38,823)	(38,648)	(0.5)
Total multifamily expense	(4,729)	(4,562)	(3.7)
Total property expense	(43,552)	(43,210)	(0.8)

Same Property NOI - cash basis	$85,949	$86,972	(1.2)%

NOTE:  See below for a description of same property, cash basis and NOI.

Douglas Emmett, Inc. Announces 2010 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Reconciliation of Same Property NOI to GAAP Net Income (Loss)
(unaudited and in thousands)

	Three Months Ended December 31,
	2010	2009
Same property office revenues - cash basis (1)(2)	$113,180	$114,053
GAAP adjustments	6,879	8,359
Same property office revenues - GAAP basis	120,059	122,412
Same property multifamily revenues - cash basis	16,321	16,129
GAAP adjustments	857	880
Same property multifamily revenues - GAAP basis	17,178	17,009
Same property revenues - GAAP basis	137,237	139,421
Same property office expenses - cash basis	(38,823)	(38,648)
GAAP adjustments	45	46
Same property office expenses - GAAP basis	(38,778)	(38,602)
Same property multifamily expenses - cash basis	(4,729)	(4,562)
GAAP adjustments	―	―
Same property multifamily expenses - GAAP basis	(4,729)	(4,562)
Same property expenses - GAAP basis	(43,507)	(43,164)
Same property Net Operating Income (NOI) (3)- GAAP basis	93,730	96,257
Non-comparable office revenues	8,541	―
Non-comparable office expenses	(3,624)	―
Total property NOI - GAAP basis	98,647	96,257
General and administrative expenses	(9,410)	(5,992)
Depreciation and amortization	(57,156)	(54,288)
Operating income	32,081	35,977
Other income (loss)	537	439
Loss, including depreciation, from unconsolidated real estate funds	(1,457)	(2,050)
Interest expense	(37,599)	(45,643)
Acquisition-related expenses	(1)	―
Net loss	(6,439)	(11,277)
Less: Net loss attributable to noncontrolling interests	1,190	2,368
Net loss attributable to common stockholders	$(5,249)	$(8,909)

(1)
To facilitate a more meaningful comparison of NOI between periods, we calculate comparable amounts for a subset of our owned properties referred to as “same properties”.  Same property amounts are calculated as the amounts attributable to properties which have been owned and operated by us during the entire span of both periods compared.  Therefore, any properties either acquired after the first day of the earlier comparison period or sold or unconsolidated before the last day of the later comparison period are excluded from same properties.  We may also exclude from the same property set any property that is undergoing a major repositioning project that would impact the comparability of its results between two periods.

(2)
NOI (as defined in the next footnote) includes the revenue and expense directly attributable to our real estate properties calculated in accordance with GAAP, and is specifically labeled as “GAAP basis.”  We also believe that NOI calculated on a cash basis is useful for investors to understand our operations.  Cash basis NOI is also a non-GAAP measure, which we calculate by excluding from GAAP basis NOI our straight-line rent adjustments and the amortization of above/below market lease intangible assets and liabilities.  Accordingly, cash basis NOI should be considered only as a supplement to net income as a measure of our performance.  Cash basis NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  Cash basis NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.

(3)
Reported net income (or loss) is computed in accordance with GAAP.  In contrast, net operating income (NOI) is a non-GAAP measure consisting of the revenue and expense attributable to the real estate properties that we own and operate.  Although NOI is considered a non-GAAP measure, we present NOI on a “GAAP basis” by using property revenues and expenses calculated in accordance with GAAP.  The most directly comparable GAAP measure to NOI is net income (or loss), adjusted to exclude general and administrative expense, depreciation and amortization expense, interest income, interest expense, income from unconsolidated partnerships, noncontrolling interests in consolidated partnerships, gains (or losses) from sales of depreciable operating properties, net income from discontinued operations and extraordinary items.  Management uses NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.  We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI.  Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.